[LOGO OF AILIFE(R)]                American International Life Assurance
                                   Company of New York
                                   80 Pine Street
                                   New York, New York 10005
                                   A capital stock company

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                 Flexible Premium Variable Life Insurance Policy

We agree to pay the Life Insurance Proceeds of this Policy and to provide its other benefits and rights in accordance with its provisions.

This is a flexible premium variable life insurance policy. You can, within limits:

      o     increase or decrease the Face Amount;
      o     pay Premium at any time and in any amount;
      o     change the Death Benefit Option;
      o     change the allocation of Net Premiums among Your investment options;
            and
      o     transfer amounts among Your investment options.

All of these rights and benefits are subject to the terms and conditions of this Policy. All requests for Policy changes are subject to Our approval and may require evidence of insurability.

The portion of Your Account Value that is in a Subaccount will vary up or down depending on the unit value of such Subaccount, which in turn depends on the investment performance of the corresponding portfolio of a designated investment company. There are no minimum guarantees as to such portion of Your Account Value.

The portion of Your Account Value that is in the Guaranteed Account will accumulate, after deductions, at rates of interest We determine. Such rates will not be less than an effective rate of 4% per year, compounded annually.

The amount of the Death Benefit may be fixed or variable, as described in the Death Benefit provision of THE BENEFITS WE PAY section on page 6 of this Policy.

Please Read This Policy With Care. This Policy is a legal contract between You and Us. This is a non-participating policy. It does not participate in Our profits or surplus. No dividends are payable.

Right To Examine And Cancel This Policy. You may examine this Policy and if for any reason You are not satisfied with it You may cancel this Policy by returning it with a Written Notice for cancellation to Our Administrative Office, or to the agent who sold it, no later than a) 10 days after You receive it, or (b) 60 days after you receive it if you have indicated on Your application that this policy will replace other insurance. If You do this, We will refund the Premiums that were paid on this Policy.


    /s/ Elizabeth M. Tuck                                 Gerald Wyndorf
    ---------------------                             ----------------------
          Secretary                                         President

INDEX

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Sections                                                                    Page
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Policy Information ........................................................    3
Definitions ...............................................................    4
The Benefits We Pay .......................................................    6
How Benefits Are Paid .....................................................    6
Automatic Face Amount Increase Option .....................................    7
Owner And Beneficiary Provisions ..........................................    7
Changing The Face Amount Or The Death Benefit Option ......................    8
The Premiums You Pay ......................................................    9
Your Account Value And How It Works .......................................   10
Your Investment Options ...................................................   11
Your Account Value ........................................................   12
The Cash Surrender Value Of This Policy ...................................   13
How A Loan Can Be Made ....................................................   15
The Separate Account ......................................................   16
Our Annual Report To You ..................................................   16
Other Important Information ...............................................   17

A copy of the application for this Policy and any additional benefit riders are at the back of this Policy.

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 Important Terms and Provisions                                  Page
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 Account Value .........................................  4, 10, 12
 Age ...................................................          4
 Allocation Date .......................................          4
 Allocations ...........................................         11
 Annual Report .........................................         16
 Assignment ............................................          7
 Attained Age ..........................................          4
 Automatic Increase Option .............................          7
 Automatic Rebalancing Option ..........................         19
 Basis Of Computation ..................................         18
 Beneficiary ...........................................       4, 7
 Cash Surrender Value ..................................      4, 13
 Changes In Policy Cost Factors ........................         17
 Changing The Death Benefit Option .....................          8
 Changing The Face Amount ..............................          8
 Contesting This Policy ................................         17
 Contract ..............................................         17
 Cost Of Insurance .....................................         10
 Cost Of Insurance Rate ................................         10
 Death Benefit .........................................          6
 Dollar Cost Averaging .................................         20
 Expense Charges .......................................      3, 10
 Face Amount ...........................................       3, 4
 Grace Period ..........................................       4, 9
 Guaranteed Account Value ..............................      4, 13
 Guaranteed Interest Rates .............................          3
 How, When And What We May Defer .......................         18
 Initial Premium .......................................       3, 9
 Insured ...............................................       3, 4
 Issue Date ............................................       3, 4
 Lapse .................................................          9
 Life Insurance Proceeds ...............................       4, 6
 Minimum Premium .......................................       3, 4
 Misstatement Of Age Or Sex ............................         18
 Money Market Subaccount ...............................         3A
 Monthly Anniversary ...................................          4
 Monthly Deduction .....................................         10
 Net Cash Surrender Value ..............................      4, 13
 Net Premium ...........................................      4, 10
 No Lapse ..............................................          9
 No Lapse Period .......................................       3, 9
 Outstanding Loan ......................................          4
 Owner .................................................    3, 4, 7
 Paid Up Insurance Benefit .............................         19
 Partial Withdrawal ....................................         14
 Partial Withdrawal Limits .............................         3A
 Planned Periodic Premium ..............................       3, 4
 Policy Changes - Applicable Tax Law ...................         17
 Policy Date ...........................................       3, 5
 Policy Loan ...........................................         15
 Policy Loan Limits ....................................         3A
 Premium ...............................................    3, 4, 9
 Reinstatement .........................................          9
 Right To Exchange .....................................         19
 Subaccount Value ......................................         12
 Suicide ...............................................         18
 Surrender Charge ......................................         14
 Table Of Face Amounts .................................         3D
 Table Of Guaranteed Maximum Cost Of Insurance Rates ...         3B
 Table Of Maximum Surrender Charges ....................         3A
 Table Of Minimum Death Benefit Factors ................         3C
 Tax Qualification Option ..............................       3, 5
 Transfer limits .......................................         3A
 Transfers .............................................         11
 Written Notice ........................................          5

DEFINITIONS

Account Value. The total amounts in the accounts credited to this Policy.

Administrative Office. American International Life Assurance Company of New York, One Alico Plaza, P.O. Box 8718, Wilmington, DE 19801

Age. The Insured's age nearest birthday on the Policy Date.

Allocation Date. The first business day following the completion of the Right To Examine and Cancel This Policy period.

Attained Age. The Insured's Age on the Policy Date plus the number of full Policy Years since the Policy Date.

Beneficiary. The person(s) who is(are) entitled to the Life Insurance Proceeds of this Policy.

Cash Surrender Value. The Account Value less any applicable surrender charge that would be deducted upon surrender.

Code. The Internal Revenue Code of 1986, as amended.

Face Amount. The amount of insurance You have specified and from which the Death Benefit will be determined. The Initial Face Amount is shown in the POLICY INFORMATION section.

Grace Period. The period of time following a Monthly Anniversary during which this Policy will continue in force while the Net Cash Surrender Value is not sufficient to cover the total monthly deduction then due.

Guaranteed Account. An account within Our general account which consists of all of Our assets other than the assets of the Separate Account and any of Our other separate accounts.

Insured. The person who has life insurance coverage under this Policy.

Issue Date. The date this Policy is issued. It may be a later date than the Policy Date.

Life Insurance Proceeds. The amount of money payable to the Beneficiary if the Insured dies while life insurance coverage under this Policy is in force.

Minimum Premium. The amount of Premium, shown in the POLICY INFORMATION section, which is used, as described in the No Lapse provision, to test the continuation of this Policy during the No Lapse Period.

Monthly Anniversary. The same day as the Policy Date for each succeeding month, except that, for any month not having such a day, it is the last day of that month.

Net Cash Surrender Value. The Cash Surrender Value less any Outstanding Loan.

Net Premium. A Premium less any expense charges deducted from the Premium.

Outstanding Loan. The total amount of Policy Loans including both principal and accrued loan interest.

Owner, You, Your. The person who purchased this Policy as shown in the application, unless later changed. The Owner may be someone other than the Insured.

Planned Periodic Premium. The amount of Premium You have selected to pay at the frequency shown in the POLICY INFORMATION section.

Policy. This Flexible Premium Variable Life Insurance contract between American International Life Assurance Company of New York and You.

Policy Anniversary. An anniversary of the Policy Date.

Policy Date. The date as of which We have received the Initial Premium and an application in good order. If a Policy is issued, life insurance coverage is effective as of the Policy Date.

Policy Month. The month commencing with the Policy Date and ending on the day before the first Monthly Anniversary, or any following month commencing with a Monthly Anniversary and ending on the day before the next Monthly Anniversary.

Policy Year. The year commencing with the Policy Date and ending on the day before the first Policy Anniversary, or any following year commencing with a Policy Anniversary and ending on the day before the next Policy Anniversary.

Premium. The total consideration paid by You in exchange for Our obligations under this Policy. The Initial Premium is due on or before delivery of this Policy.

Separate Account. Variable Account B, a separate investment account of American International Life Assurance Company of New York.

Subaccount. A division of the Separate Account established to invest in a particular fund and available for investment under this Policy.

Tax Qualification Option. The option You selected on the application, and as shown in the POLICY INFORMATION section, which determines the manner in which this Policy will qualify as a life insurance contract as defined in Section 7702 of the Code. The Tax Qualification Option will be designated as either the Guideline Premium/Cash Value Corridor Test, or the Cash Value Accumulation Test.

Valuation Date. Each day the New York Stock Exchange is open for trading.

Valuation Period. A period commencing with the close of trading on the New York Stock Exchange on any particular Valuation Date and ending at the close of trading on the New York Stock Exchange for the next succeeding Valuation Date.

We, Our, Us. American International Life Assurance Company of New York.

Written Notice. Information given in written form satisfactory to Us and signed by You.

THE BENEFITS WE PAY

Life Insurance Proceeds. We will pay the Life Insurance Proceeds of this Policy to the Beneficiary when We receive at Our Administrative Office (1) proof satisfactory to Us that the Insured died while this Policy was in force; and (2) all other requirements We deem necessary before such payment may be made. The Life Insurance Proceeds includes the following amounts, which We will determine as of the date of the Insured's death:

      o     the Death Benefit described below; plus
      o     any other benefits then due from riders to this Policy; minus
      o     any Outstanding Loan; minus
      o any overdue monthly deductions from Your Account Value if the Insured dies during a Grace Period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate We determine, but not less than the rate required by any applicable law. Payment of the Life Insurance Proceeds may also be affected by other provisions of this Policy. See the OTHER IMPORTANT PROVISIONS section, where We specify Our right to contest this Policy, the suicide exclusion, and what happens if the Insured's age or sex has been misstated on the application. Any additional exclusions or limitations are listed in the POLICY INFORMATION section.

Death Benefit. You have chosen in the application one of the two Tax Qualification Options available under the Code; and one of the three Death Benefit Options. These selections are shown in the POLICY INFORMATION section. Death Benefit Options I and II may be changed by You, within limits; however Death Benefit Option III and the Tax Qualification Option may not be changed. The Death Benefit amount will be determined based on which options are in effect at the time of death.

Prior to the Insured reaching Attained Age 100, the Death Benefit will be determined as follows:

Under Death Benefit Option I, the Level Death Benefit Option, the Death Benefit is the greater of the Face Amount; or the Account Value on the date of death multiplied by the Minimum Death Benefit Factor for the Attained Age of the Insured on the date of death (see the Table Of Minimum Death Benefit Factors in the POLICY INFORMATION section). Under this Option, the amount of the Death Benefit is level, unless it is determined by such Death Benefit Factor.

Under Death Benefit Option II, the Variable Death Benefit Option, the Death Benefit is the greater of the Face Amount plus the Account Value on the date of death; or the Account Value on the date of death multiplied by the Minimum Death Benefit Factor for the Attained Age of the Insured on the date of death (see the Table Of Minimum Death Benefit Factors in the POLICY INFORMATION section). Under this Option, the amount of the Death Benefit is variable.

Under Death Benefit Option III, the Premium Recovery Death Benefit Option, the Death Benefit is the greater of the Face Amount on the date of death, plus the total amount of Premium paid to the Policy Anniversary prior to the date of death, minus any partial withdrawals; or the Account Value on the date of death times the Minimum Death Benefit Factor for the Attained Age of the Insured on the date of death (see the Table Of Minimum Death Benefit Factors in the POLICY INFORMATION section).

Upon the Insured reaching Attained Age 100, all riders attached to this Policy will end without value, no further premiums will be accepted and no further expense or cost of insurance charges will be incurred. The Death Benefit from Attained Age 100 forward will equal the Account Value. Policy

Loans, Partial Withdrawals and Transfers of funds can still be requested by You in accordance with the provisions of this Policy for as long as the Policy remains in force.

HOW BENEFITS ARE PAID

The Life Insurance Proceeds, or the payment amount of any partial withdrawal or the full surrender of Your Account Value will be paid immediately in one sum.

AUTOMATIC FACE AMOUNT INCREASE OPTION

Automatic Increase Option. An automatic increase in the Face Amount of this Policy will be effective on specified Policy Anniversaries, as shown in the Table Of Face Amounts in the POLICY INFORMATION section, subject to the following conditions:

      o     You elected this option in the application for this Policy; and
      o     this Policy is issued under Death Benefit Option I; and
      o the Death Benefit Option has never been changed to Death Benefit Option II; and
      o     You have not refused any previously scheduled automatic increase;
            and
      o the Face Amount of this Policy has not been increased other than by such scheduled automatic increase(s); and
      o the Face Amount of this Policy has not been decreased as a result of Your request for a decrease, or as a result of a partial withdrawal.

No additional automatic increase in Face Amount will take effect after the last Policy Anniversary shown in the Table Of Face Amounts. If You want to stop the scheduled automatic increases, We must be given Written Notice at least 30 days before the effective date of the next increase. We will then cancel the next increase and all subsequent scheduled automatic increases and send You a revised Table Of Face Amounts.

OWNER AND BENEFICIARY PROVISIONS

Owner. The Owner of this Policy is the Insured unless otherwise stated in the application, or later changed.

As the Owner, You are entitled to exercise all the rights of this Policy while the Insured is living. To exercise a right, You do not need the consent of anyone who has only a conditional or future ownership interest in this Policy.

Beneficiary. The Beneficiary is the person(s) who is(are) entitled to the Life Insurance Proceeds of this Policy. The Beneficiary is as stated in the application, unless later changed. One or more beneficiaries for the Life Insurance Proceeds can be named. If more than one beneficiary is named, each can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Life Insurance Proceeds will be paid to any primary beneficiaries who survive the Insured. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Life Insurance Proceeds equally, unless You have made another arrangement with Us.

If there is no designated Beneficiary living at the death of the Insured, We will pay the Life Insurance Proceeds to the Owner, if living, otherwise to the Owner's estate.

Changing The Owner Or Beneficiary. While the Insured is living, You may send Us a Written Notice to change the Owner or Beneficiary. (You can get such a form from Our agent or by writing to Us at Our Administrative Office.) The change will take effect on the date You sign the notice, but it will not apply to any payment We make or other action We take before We receive the notice.

Assignment. You may assign this Policy, if We agree. In any event, We will not be bound by an assignment unless We have received it in writing at Our Administrative Office. Your rights and those of any other person referred to in this Policy will be subject to the assignment. We assume no responsibility for the validity of an assignment.

CHANGING THE FACE AMOUNT OR THE DEATH BENEFIT OPTION

At any time after the first Policy Year while this Policy is in force, and prior to the Insured reaching Attained Age 100, You may send a Written Notice to us at Our Administrative Office requesting a change to the Face Amount or the Death Benefit Option, if Option I or II is in effect. Death Benefit Option III may only be elected in the Application and this Option may not be changed. Any requested change is subject to Our approval and the following:

      1. You may ask Us to increase the Face Amount if You provide evidence satisfactory to Us of the insurability of the Insured. If the Face Amount is increased, then the cost of insurance rate for the amount of the increase will be based on the rate class of the Insured on the date of the increase, and the Insured's sex, Age and the Policy Year in which the increase is effective. Any increase You ask for must be at least $10,000. If You increase the Face Amount, an additional ten year surrender charge will apply to that increase. We will also assess an additional monthly expense charge related to the Face Amount increase for 60 months beginning on the effective date of the increase. We will not allow You to increase the Face Amount more than once during any Policy Year, nor will We allow You to increase the Face Amount after the Insured reaches Attained Age 85. Any requested increase in Face Amount will void Your rights under this Policy relating to the No Lapse provision, and will cancel any future Face Amount increases under the Automatic Increase Option provision.

      2. You may ask Us to decrease the Face Amount but not to less than the Minimum Face Amount shown in the POLICY INFORMATION section. Any such decrease in the Face Amount must be at least $5,000; however, during each of the second through fifth Policy Years, the Face Amount may not be decreased by more than 25% of the Initial Face Amount. If You decrease the Face Amount before the end of the tenth Policy Year, or before the end of the tenth Policy Year following an increase in the Face Amount, We will deduct from Your Account Value a pro rata share of the applicable surrender charge. Decreases will first be applied against the most recent increase, if any, in the Face Amount. They will then be applied to any prior increases in the Face Amount in the reverse order in which such increases took place, and then to the Initial Face Amount. Any requested decrease in Face Amount will cancel any future Face Amount increases under the Automatic Increase Option provision.

      3. You can change Your Death Benefit Option if Option I or II is in effect. We may require that You submit evidence, satisfactory to Us, that the Insured is insurable if the change results in an increase in the Death Benefit. If You ask Us to change from Death Benefit Option I to Death Benefit Option II, We will decrease the Face Amount by the amount in Your Account Value on the date the change takes effect. However, We will not allow such change if it would decrease the Face Amount below the Minimum Face Amount shown in the POLICY INFORMATION section. If You ask Us to change from Death Benefit Option II to Death Benefit Option I, We will increase the Face Amount by the amount in Your Account Value on the date the change takes effect. Such decreases and increases in the Face Amount are made so that the Death Benefit remains the same on the date the change takes effect. However, if Your Account Value multiplied by the applicable Minimum Death Benefit Factor exceeds the Face Amount on the date the Death Benefit Option change takes effect, there may be an increase in the Death Benefit. Any requested change to Death Benefit Option II will cancel any future Face Amount increases under the Automatic Increase Option provision. Death Benefit Option III can only be elected at issue and may not subsequently be changed.

      4. Any change must be by Written Notice to Us at Our Administrative Office. We may also require You to return this Policy to Us to make a change. A copy of any additional application and the new POLICY INFORMATION section, that We will issue when the change is made, will become a part of this Policy.

      5. Any change will take effect at the beginning of the Policy Month that coincides with or next follows the date We approve Your request.

      6. We reserve the right to decline to make any change that We determine would cause this Policy to fail to qualify as life insurance as defined in the Code.

THE PREMIUMS YOU PAY

The Initial Premium shown in the POLICY INFORMATION section is due on or before delivery of this Policy. No insurance will take effect before the Initial Premium is paid. Other Premiums may be paid at Our Administrative Office at any time prior to the Insured reaching the Attained Age 100, while this Policy is in force. If requested, We will give You a receipt signed by one of Our Officers.

We will send Premium notices to You for the Planned Periodic Premium which You have selected and which is shown in the POLICY INFORMATION section. You may skip Planned Periodic Premiums. However, this may adversely affect the duration of life insurance coverage and Your Policy's values. Even if the Planned Periodic Premium is paid as scheduled, it may not provide life insurance coverage throughout the lifetime of the Insured.

Limits. Each Premium after the Initial Premium must be at least $25.00. We will limit the amount of Premiums paid to Us so that this Policy will continue to qualify as a life insurance contract as defined in the Code. In addition, We may require You to submit evidence, satisfactory to Us, that the Insured is insurable before We will accept any Premium payment which would increase the Death Benefit to an extent greater than that Premium amount.

No Lapse. In general, this Policy will lapse on any Monthly Anniversary that the Net Cash Surrender Value is not sufficient to cover the monthly deduction due. However, this Policy will not lapse on any Monthly Anniversary during the No Lapse Period shown in the POLICY INFORMATION section if the total Premium paid to date, less any partial withdrawals, and less any Outstanding Loan, is at least equal to the Minimum Premium shown in the POLICY INFORMATION section multiplied by the number of months since the Policy Date. This No Lapse feature will end and will not be reinstated if the Face Amount of this Policy has been increased in any manner other than as a result of a scheduled automatic increase as shown in the Table Of Face Amounts, or if any rider has been added after the Issue Date. Additionally, in order to comply with the definition of life insurance under the Code, We may not be able to accept the Minimum Premium following a requested decrease in the Face Amount. If We can no longer accept the Minimum Premium following a requested decrease in the Face Amount, the No Lapse feature will end. The No Lapse feature will not be reinstated if this Policy has ended without value.

Grace Period. If this Policy lapses, We will, within 30 days, send a written notice to You and any assignee on Our records, at the last known addresses, stating that a Grace Period of 61 days has begun, starting with the date of our mailing of such notice. The notice will request payment of an amount of Premium which would increase the Net Cash Surrender Value sufficiently to cover total monthly deductions for 3 months, if no interest or investment performance were credited to or charged against the Account Value and no Policy changes were made. If We do not receive the requested Premium amount before the end of the Grace Period, this Policy will end without value and no Life Insurance Proceeds will be payable.

If We do receive the requested Premium amount before the end of the Grace Period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, We will send a written notice that a new 61 day Grace Period has begun and request additional Premium.

If the Insured dies during a Grace Period, We will pay the Life Insurance Proceeds described in THE BENEFITS WE PAY section.

Reinstatement Of Your Policy. If this Policy has ended without value, You may reinstate it while the Insured is alive provided You do all of the following:

      o Send a Written Notice for reinstatement of this Policy within 3 years from the end of the Grace Period.
      o     Provide evidence of insurability satisfactory to Us.
      o Pay a Premium sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of reinstatement; and
            (ii) the premium expense charge. We will determine the required Premium as if no interest or investment performance were credited to or charged against Your Account Value.

      o Repay or reinstate any Outstanding Loan which existed on the date this Policy ended.

The effective date of the reinstatement of this Policy will be the beginning of the Policy Month which coincides with or next follows the date We approve Your request. We will start to make monthly deductions again as of this date.

We will deduct the premium expense charge from the required Premium. The monthly expense charges, the Account Value, any Outstanding Loan, and the surrender charges applicable at the time of reinstatement will be those that were in effect on the date this Policy ended.

YOUR ACCOUNT VALUE AND HOW IT WORKS

Premium. When We receive Your Premium, We subtract the expense charges shown in the POLICY INFORMATION section. We put the balance (the Net Premium) into Your Account Value as of the date We receive the Premium at Our Administrative Office, and before any deductions from Your Account Value as of the Policy Date, if it is later than the date of receipt. No Premium will be applied to Your Account Value until the full Initial Premium, as shown on Your application, is received at Our Administrative Office.

Monthly Deduction. On the Policy Date and each following Monthly Anniversary until the Insured reaches Attained Age 100, We make a deduction from Your Account Value to cover the monthly expense charge and to provide life insurance coverage. Such deduction for any Policy Month is the sum of the following amounts, determined as of the beginning of that month:

      o     the monthly expense charge; plus
      o     the monthly cost of insurance charge for the Insured ; and plus
      o     the monthly cost of any benefits provided by riders to this Policy.

The monthly expense charge is comprised of an acquisition charge and an administrative charge. The acquisition charge, which is assessed for the first five Policy Years, is to compensate Us for the expenses related to the acquisition and underwriting of Your Policy. Your Policy will also be assessed an additional acquisition charge for the first five years following each non-automatic Face Amount increase. The administrative charge, which is assessed for all Policy Years prior to the Insured reaching Attained Age 100, is to compensate Us for the administrative expenses associated with the Policy and the Separate Account.

The monthly cost of insurance charge is the sum of:

      o the current monthly cost of insurance rate per $1,000, multiplied by the net amount at risk at the beginning of the Policy Month divided by $1,000; plus
      o any extra charge per $1,000 of Face Amount shown in the POLICY INFORMATION section, multiplied by the Face Amount at the beginning of the Policy Month divided by $1,000.

If the Death Benefit is equal to the Face Amount, the Face Amount plus the Account Value, or the Face Amount plus the total of all Premium paid to the last Policy Anniversary minus any partial withdrawals, then the net amount at risk is equal to the Death Benefit divided by 1.0032737, minus the amount in Your Account Value at that time. However, if the Death Benefit is equal to the Account Value of this Policy multiplied by a factor from the Table Of Minimum Death Benefit Factors, then the net amount at risk is equal the Death Benefit minus the amount in Your Account Value at that time. The cost of insurance rate per $1,000 is based on the Insured's rate class, sex, Age, and Policy Year.

If more than one risk class is in effect for Your Initial Face Amount and any applied for increase in Face Amount, the net amount at risk will be allocated to the Initial Face Amount first, with any balance over the Initial Face Amount allocated successively to the applied for increases in Face Amount, in the same order in which they were applied for.

Any change in the cost of insurance rates We use will be as described in the Changes In Policy Cost Factors provision. Such rates will never be more than those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates in the POLICY INFORMATION section.

Other Deductions. We may also make additional deductions from Your Account Value at the time of certain requested transactions.

      o We deduct a surrender charge if, before the end of the tenth Policy Year, You give up this Policy for its Net Cash Surrender Value, You decrease the Face Amount, or if this Policy terminates without value at the end of a Grace Period. A surrender charge will also apply to such transactions for ten years immediately following a Face Amount increase, other than a scheduled automatic increase.
      o We may deduct a surrender charge if You make a partial withdrawal from this Policy.
      o     We may deduct an administrative charge for each partial withdrawal.
      o     We may deduct an administrative charge for certain transfers.

Treatment Of Deductions. It is Our standard procedure to make all monthly deductions from Your unloaned value in the Guaranteed Account and from Your values in the Subaccounts based on the proportion that Your unloaned value in the Guaranteed Account and Your values in the Subaccounts bear to the total unloaned value in Your Account Value. You may, by Written Notice to Our Administrative Office, request that all monthly deductions be made only from Your unloaned value in the Guaranteed Account, or from specified Subaccounts. Such request will be subject to Our approval. If there is not sufficient value to cover a monthly deduction in the location(s) You have specified, then the standard procedure would apply.

YOUR INVESTMENT OPTIONS

Allocations. This Policy provides investment options for the amount in Your Account Value. Amounts put into Your Account Value are allocated to the Subaccounts and to the unloaned portion of the Guaranteed Account at Your direction. You specified Your Initial Premium allocation percentages in Your application for this Policy, a copy of which is attached to this Policy. Unless You change them, such allocation percentages will also apply to subsequent Premiums. However, any Net Premium received prior to the Allocation Date will initially be allocated to the money market Subaccount named in the POLICY INFORMATION section. On the Allocation Date, any such amounts will then be allocated in accordance with the directions contained in Your Policy application.

Premium allocation percentages must be zero or a whole number from 1% to 100%. The sum of the Premium allocation percentages must equal 100. You may change such allocation percentages by Written Notice to Our Administrative Office. A change will take effect on the date We receive Written Notice at Our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

Transfers. At Your request, We will transfer amounts from Your unloaned value in the Guaranteed Account to one or more Subaccounts, or from Your value in any Subaccount to one or more other Subaccounts or to the Guaranteed Account, subject to the limitations noted below.

The minimum amount that We will transfer is the lesser of the minimum transfer amount shown in the POLICY INFORMATION section, or the total amount You have in that Subaccount, or the total unloaned value of the Guaranteed Account on that date.

The maximum amount We will transfer from Your unloaned value in the Guaranteed Account during any Policy Year is 25% of the value in that account on the most recent Policy Anniversary reduced by all partial withdrawals and transfers You made from that account during the current Policy Year.

You may make up to 12 transfers each Policy Year free of charge. For each additional transfer, We reserve the right to make a transfer charge up to the amount shown in the POLICY INFORMATION section. All transfers made on a single day will be counted as just one transfer in determining whether a charge will apply. Any transfer on the Allocation Date will not be counted as a transfer in determining future charges. The transfer charge, if any, is deducted from the total amount transferred prior to the balance being reallocated according to Your request.

Transfers will take effect on the date We receive Your transfer request, subject to the New York Stock Exchange being open for trading. We may, however, defer transfers under the same conditions as described in the How, When And What We May Defer provision.

YOUR ACCOUNT VALUE

The amount in Your Account Value at any time is equal to the sum of the amounts You then have in the Subaccounts under this Policy, and in the Guaranteed Account.

Value In The Subaccounts. The amount You have in a Subaccount under this Policy at any time is equal to the number of units this Policy then has in that Subaccount multiplied by the Subaccount's unit value at that time. A Policy transaction occurs when units of a Subaccount are either purchased or redeemed. Amounts allocated, transferred or added to a Subaccount are used to purchase units of that Subaccount; units are redeemed when amounts are deducted, loaned, transferred, withdrawn or surrendered.

The number of units this Policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount to that time. The number of units purchased or redeemed in a Policy transaction is equal to the dollar amount of the Policy transaction divided by the Subaccount's unit value on the date of the Policy transaction. Policy transactions may be made on any day. The unit value that applies to a Policy transaction made on a Valuation Date will be the unit value for that day. The unit value that applies to a Policy transaction made on a day other than a Valuation Date will be the unit value for the next Valuation Date.

We determine unit values for the Subaccounts at the end of each Valuation Date. The unit value of a Subaccount on any Valuation Date is equal to the unit value for that Subaccount on the immediately preceding Valuation Date multiplied by the net investment factor for that Subaccount on that Valuation Date.

The net investment factor for a Subaccount on any Valuation Date is (a) divided by (b), minus (c), where:

      (a) is the net asset value of the shares in designated investment companies that belong to the Subaccount at the close of business on such Valuation Date before any Policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

      (b) is the value of the assets in that Subaccount at the close of business on the immediately preceding Valuation Date after all transactions were made for that day; and

      (c) is a daily charge, for each day in the Valuation Period which includes such Valuation Date, not exceeding .00248%, which is equivalent to a charge of .90% annually for Policy Years 1-10, and .00110%, which is equivalent to a charge of .40% annually thereafter, for mortality and expense risks.

The net asset value of an investment company's shares held in each Subaccount will be the value reported to Us by that investment company.

Value In The Guaranteed Account. The amount You have in the Guaranteed Account at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred, withdrawn or surrendered from it.

We will credit the Guaranteed Account with interest rates We determine. Any change in the interest rate We credit to portions of the unloaned amount in the Guaranteed Account will be as described in the Changes In Policy Cost Factors provision. The loaned amount in the Guaranteed Account will be credited with an interest rate of not less than the Policy Loan interest rate minus 2% through the tenth Policy Year. After the tenth Policy Anniversary, the loaned amount in the Guaranteed Account will be credited with an interest rate equal to the Policy Loan interest rate. The interest rate applied to either the loaned or unloaned amount in the Guaranteed Account will not be less than 4% per year, compounded annually.

At the end of each Policy Month We will credit interest on unloaned amounts in the Guaranteed Account as follows:

      o on amounts that remain in the Guaranteed Account for the entire Policy Month, from the beginning to the end of the Policy Month;
      o on amounts allocated to the Guaranteed Account during a Policy Month that are Net Premium payments, or Outstanding Loan payments, from the date We receive them to the end of the Policy Month;
      o on amounts transferred to the Guaranteed Account during a Policy Month, from the date of the transfer to the end of the Policy Month;
      o on amounts deducted or withdrawn from the Guaranteed Account during a Policy Month, from the beginning of the Policy Month, or the date such amount is allocated or transferred to the Guaranteed Account, if later, to the date of the deduction or partial withdrawal.

THE CASH SURRENDER VALUE OF THIS POLICY

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in Your Account Value on that date minus any surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any Outstanding Loan. You may give up this Policy for its Net Cash Surrender Value at any time while the Insured is living. You may do this by sending a Written Notice for it and this Policy to Our Administrative Office. We will compute the Net Cash Surrender Value as of the date We receive Your request for it and this Policy at Our Administrative Office. All life insurance coverage under this Policy will end on such date.

Surrender Charges. If You give up this Policy for its Net Cash Surrender Value or if it ends without value at the end of a Grace Period before the end of the tenth Policy Year, We will subtract a surrender charge from Your Account Value. A table of maximum surrender charges is shown in the POLICY INFORMATION section.

An increase in the Face Amount will result in an additional ten year surrender charge applicable to the amount of the increase. The additional surrender charge period will begin on the effective date of the increase.

If You request a decrease in the Face Amount before the end of the tenth Policy Year, or within ten years immediately following a Face Amount increase, We will also deduct a pro rata share of any applicable surrender charge from Your Account Value. Decreases in Face Amount will first be applied against the most recent increase, if any, in the Face Amount. They will then be applied to any prior increases in the Face Amount in the reverse order in which such increases took place, and then to the Initial Face Amount.

The amount of any pro rata surrender charge is (a) divided by (b), and multiplied by (c), where:

      a)    is the amount of the decrease in the Face Amount,

      b)    is the Face Amount immediately prior to the decrease, and

      c) is the total surrender charge applicable to this Policy immediately prior to the decrease.

If there is an increase or decrease in the surrender charge shown in the POLICY INFORMATION section, We will send You a new table showing the revised surrender charges. We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

Partial Withdrawal. At any time after the first Policy Year, and while the Insured is living, You may ask for a partial withdrawal by Written Notice to Our Administrative Office. Your request will be subject to Our approval based on Our rules in effect when We receive Your request, and to the partial withdrawal limits shown in the POLICY INFORMATION section. A partial withdrawal will result in a decrease in the Cash Surrender Value, in Your Account Value, and in Your Death Benefit. If Death Benefit Option I is in effect, the partial withdrawal will also result in a decrease in the Face Amount. However, We will not allow such partial withdrawal if it would decrease the Face Amount to less than the Minimum Face Amount shown in the POLICY INFORMATION section. Any decrease in Face Amount would be applied in reverse order to any increases in Face Amount, and then to the Initial Face Amount.

The partial withdrawal amount deducted from the Account Value is equal to the amount requested, plus any applicable administrative charge shown in the POLICY INFORMATION section, and plus any applicable surrender charge. The surrender charge for a partial withdrawal is equal to the total surrender charge applicable under this Policy immediately prior to the partial withdrawal, multiplied by the ratio of: (1) the reduction in Face Amount, if any, associated with the partial withdrawal; to, (2) the Face Amount prior to the partial withdrawal.

You may tell Us how much of each partial withdrawal is to come from Your unloaned value in the Guaranteed Account and from Your values in each of the Subaccounts. The maximum amount that may be withdrawn from Your unloaned value in the Guaranteed Account during any Policy Year is

25% of the value in that account on the most recent Policy Anniversary reduced by all partial withdrawals and transfers You made from that account during the current Policy Year. If You do not specify, the partial withdrawal will be deducted from Your Account Value based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value.

Such partial withdrawal and resulting decrease in the Death Benefit, in the Cash Surrender Value and in Your Account Value will take effect on the date We receive Your Written Notice for it at Our Administrative Office. We will generally pay a partial withdrawal within seven days. We will send You the applicable new page for the POLICY INFORMATION section if a partial withdrawal results in a decrease in the Face Amount. Such new page will become a part of this Policy. We may require You to return this Policy to Our Administrative Office to make a change.

HOW A LOAN CAN BE MADE

Policy Loans. You may request a Policy Loan by Written Notice to Our Administrative Office. During the first Policy Year, You can obtain a Policy Loan if the resulting Outstanding Loan does not exceed 75% of the Cash Surrender Value on the date of the loan request. After the first Policy Year, You can obtain a loan on this Policy up to the amount of the Loan Value. The initial loan and any additional loan must be for at least the minimum loan amount shown in the POLICY INFORMATION section.

The Account Value of this Policy is the only security for a loan. Any amount on loan is maintained within the Guaranteed Account. We refer to this as the loaned value of the Guaranteed Account. When a Policy Loan is requested, You may tell Us how much of the requested loan is to be transferred from Your unloaned value in the Guaranteed Account and from Your value in each Subaccount. If You do not tell Us, We will allocate the loan based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value. If some or all of the loan is allocated to a Subaccount, We will redeem units of that Subaccount sufficient in value to cover such amount and transfer that amount to the loaned value of the Guaranteed Account. If some or all of the loan is allocated to the Guaranteed Account, We will transfer that amount from the unloaned value in the Guaranteed Account to the loaned value of the Guaranteed Account. Such transfers will be made as of the date We receive Your request. We do not make a charge for these transfers and they are not counted toward any future transfer charges.

Loan Value. After the first Policy Year, the Loan Value is the Net Cash Surrender Value on the date of the request, less interest on the amount of the loan to the end of the Policy Year, and less the amount We calculate as the value of the remaining monthly deductions to the end of the Policy Year. The amount of the loan may not be more than the Loan Value. If You request an increase to an existing loan, the amount requested will be added to the Outstanding Loan.

Loan Interest. The Policy Loan interest rate may be adjusted at our discretion not to exceed the Policy Loan Interest Rate stated in the Policy Information section. The Policy Loan interest rate will be reviewed at least once every year, but will not be adjusted more frequently than once every three months. Interest on a loan accrues daily at an interest rate not greater than the Policy Loan interest rate shown in the POLICY INFORMATION section. Loan interest is due on each Policy Anniversary. If the interest is not paid when due, it will be added to the Policy Loan and will bear interest at the loan interest rate. The unpaid interest will be allocated based on the proportion that Your unloaned value in the Guaranteed Account and Your values in each of the Subaccounts bear to the total unloaned value in Your Account Value.

Loan Repayment. Failure to repay an Outstanding Loan will not cause this Policy to lapse unless, on a Monthly Anniversary, the Net Cash Surrender Value is less than the total monthly deduction then due, and the No Lapse feature is not in effect. In that case, this Policy will lapse and the Grace Period provision will apply.

A Policy Loan will have a permanent effect on Your Benefits under this Policy even if it is repaid. Depending on the investment results of the Subaccounts and the interest rates credited to the Guaranteed Account while a Policy Loan is outstanding, such effect could be favorable or unfavorable. You should consult with Your tax advisor before taking any loan on this Policy.

You may repay all or part of an Outstanding Loan at any time while the Insured is alive and this Policy is in force. If You wish all or any portion of any premium payment(s) to be applied as an Outstanding Loan payment, You must include a Written Notice to this effect. Please note that We normally treat all Planned Periodic Premiums as a payment of Premium and deduct Premium Expense Charges from such premiums unless you provide Written Notice that such Planned
Periodic Premiums should be treated as an Outstanding Loan repayment. An Outstanding Loan payment will be allocated on the basis of the Premium allocation percentages then in effect, and will reduce the loaned portion of the Guaranteed Account.

THE SEPARATE ACCOUNT

The Separate Account is named in the DEFINITIONS section. We established the Separate Account and each Subaccount pursuant to the New York Insurance Code and the rules promulgated thereunder. We own the assets in the Separate Account and in each Subaccount. The Separate Account and each Subaccount, however, are separate from Our general account and from any other separate account and subaccount We may maintain or establish at any time. Income, and realized and unrealized gains and losses, from assets allocated to each Subaccount of the Separate Account are credited to or charged against such Subaccount without regard to other income, gains or losses of any of Our other business. Assets equal to the reserves and other liabilities of a Subaccount and of the Separate Account will not be charged with liabilities from any other business We conduct. In the event the assets of any Subaccount are in excess of its required reserves and other liabilities, We may transfer such excess to another separate account or to Our general account.

Subaccounts. Our Separate Account consists of Subaccounts. Each Subaccount invests its assets in shares of a designated investment company or companies. The Subaccounts that You chose for the allocation of Your Initial Premium are shown on the application for this Policy, a copy of which is attached to this Policy. We may from time to time make other Subaccounts available to You. We will provide You with written notice of all material details including investment objectives and all charges.

We have reserved certain rights regarding the Separate Account. We will exercise these rights only in compliance with all applicable regulatory requirements. We have the right to:

      o     Change, add or delete designated investment companies.
      o     Add or remove Subaccounts.
      o Withdraw assets of the class of policies to which this Policy belongs from a Subaccount and put them into another Subaccount.
      o     Combine any two or more Subaccounts.
      o Register other separate accounts, or deregister the Separate Account with the Securities and Exchange Commission.
      o Run the Separate Account under the direction of a committee, and discharge such committee at any time.
      o     Restrict or eliminate any voting rights of Policy Owners, or other persons who have voting rights as to the Separate Account.
      o     Operate the Separate Account or one or more of the Subaccounts by making direct investments, or in any other form. If We do so, We may invest the assets of the Separate Account or one or more of the Subaccounts in any investments that are legal, as determined by Our own or outside counsel.
      o We will not change an investment advisor or any investment of a Subaccount or Our Separate Account unless approved by the Superintendent of Insurance of the State of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

If any of these changes result in a material change in the underlying investments of a Subaccount, We will notify You of such change, as required by law. If You have value in that Subaccount, You may send a Written Notice to transfer it (without charge) from that Subaccount to another Subaccount or to the Guaranteed Account, and You may then change Your Premium allocation percentages.

OUR ANNUAL REPORT TO YOU

For each Policy Year We will send You a report for this Policy that shows the current Death Benefit, the value You have in the Guaranteed Account and the value You have in each Subaccount of Our Separate Account, the Cash Surrender Value and any Outstanding Loan with the current loan interest rate. It will also show the Premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this Policy is delivered.

OTHER IMPORTANT INFORMATION

Your Contract With Us. This Policy is issued in consideration of the payment of the Initial Premium shown in the POLICY INFORMATION section.

This Policy, and the attached copy of the initial application and all subsequent applications to change this Policy, any Riders or Endorsements added to this Policy, and all additional POLICY INFORMATION sections added to this Policy, make up the entire contract. The rights conferred by this Policy are in addition to those provided by applicable Federal and State laws and regulations.

Only Our executive officers can modify this contract or waive any of Our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes - Applicable Tax Law. For You and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as a life insurance contract under the Code, or any successor law or regulation. Therefore, in Our best effort to assure this qualification for You, We have reserved earlier in this Policy the right to decline to accept Premium, in whole or in part, to decline to change the Death Benefit Option, to decline to change the Face Amount or to decline to make partial withdrawals that would cause this Policy to fail to qualify as life insurance as defined in the Code. Further, We reserve the right to make changes in this Policy or its riders (for example, in the Table Of Minimum Death Benefit Factors) or to require additional Premium or to make distributions from this Policy to the extent We deem it necessary to continue to qualify this Policy as life insurance. Any such changes will apply uniformly to all policies that are affected subject to the prior approval of the insurance supervisory official of the jurisdiction in which the Policy is delivered. You will be given advance written notice of such changes.

Changes In Policy Cost Factors. Policy cost factors will be reviewed at least once every three years, but will not be adjusted more frequently than once per year. Changes in policy cost factors (interest rates We credit, cost of insurance rates and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

When This Policy Is Incontestable. We have the right to contest the validity of this Policy based on material misstatements made in the initial application for this Policy. We also have the right to contest the validity of any policy change or reinstatement based on material misstatements made in any application for such change or reinstatement. However, We will not contest the validity of this Policy after it has been in effect during the lifetime of the Insured for two years from the Issue Date shown in the POLICY INFORMATION section. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this Policy, after the change or reinstatement has been in effect for two years during the Insured's lifetime.

No statement will be used to contest a claim unless such statement is contained in an application.

All statements made in an application are representations and not warranties.

Any benefit rider may contain a modification of this provision that applies specifically to such rider.

What If Age Or Sex Has Been Misstated? If the Insured's age or sex has been misstated on any application, the Death Benefit and any benefits provided by riders to this Policy will be those which would be purchased by the most recent monthly deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct Age and sex.

How The Suicide Exclusion Affects Benefits. If the Insured commits suicide within two years after the Issue Date shown in the POLICY INFORMATION section, Our liability will be limited to the payment of a single sum. This sum will be equal to the Premiums paid, minus any Outstanding Loan, and minus any partial withdrawal, and minus the cost of any riders attached to this Policy. If the Insured commits suicide within two years after the effective date of a change that You asked for that increases the Face Amount (other than a scheduled automatic increase), then Our liability as to the increase in Face Amount will be limited to the payment of a single sum equal to the monthly cost of insurance charges made for such increase plus the expense charge deducted for the increase.

How We Measure Policy Periods And Anniversaries. We measure Policy Years, Policy Months, and Policy Anniversaries from the Policy Date. Each Policy Month begins on the same day as the Policy Date for each succeeding month, except that, for any month not having such a day, it is the last day of that month.

How, When And What We May Defer. We may not be able to obtain the value of the assets of the Subaccounts if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the Subaccounts, We may defer:

      o     determination and payment of a surrender or any partial withdrawals;
      o determination and payment of any Death Benefit in excess of the Face Amount;
      o     payment of loans;
      o     determination of the unit values of the Subaccounts; and
      o     any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to the Guaranteed Account, We may defer payment of any partial withdrawal, surrender, or Policy Loan for up to six months after We receive a request for it. We will not defer a Policy Loan if it is to be used to pay premiums on policies with Us. We will allow interest, at a rate of at least 4% a year, on any Net Cash Surrender Value payment derived from the Guaranteed Account that We defer for 10 days or more.

The Basis We Use For Computation. We provide Cash Surrender Values that are at least equal to those required by law in the jurisdiction in which this Policy is delivered. If required to do so, We have filed with the insurance supervisory official of that jurisdiction a detailed statement of Our method of computing such values. We compute reserves under this Policy by the Commissioners' Reserve Valuation Method.

We base minimum Cash Surrender Values and reserves on the Commissioners' 1980 Standard Ordinary Male or Female, Smoker or Non-Smoker, Mortality Tables, Age Nearest Birthday. We also use these tables as the basis for determining maximum cost of insurance rates, taking account of sex, Attained Age, rate class and smoker or non-smoker status of the Insured. We use an effective annual interest rate of 4%.

Policy Changes. You may add additional benefit riders or make other changes, subject to Our rules at the time of change.

Right To Exchange. While this Policy is in force, and subject to the time limits noted below, You may, by Written Notice to Us, request to exchange the original life insurance coverage provided under this Policy for fixed benefit life insurance coverage on the life of the Insured, without evidence of insurability. This exchange may be made:

      o     within 24 months after the Issue Date; or
      o within 24 months after an increase in the Face Amount of this Policy, other than a scheduled automatic increase, and other than an increase due to a Death Benefit Option change; or
      o within 60 days of the effective date of a material change in the investment policy of a Subaccount, or within 60 days of the notification of such change, if later. In the event of such a change, We will notify You and give You information on the options available.

When such an exchange is requested, We accomplish it by transferring all the amounts You then have in the Subaccounts under this Policy to the Guaranteed Account. There is no charge for this transfer. Once this Right To Exchange is exercised, the entire amount of Your Account Value must be left in the Guaranteed Account for the remaining life of this Policy. The Face Amount in effect at the time of the exchange will remain unchanged. The Owner and Beneficiary will remain the same as were recorded immediately before the exchange. The Policy Date, Issue Date and Age of the Insured will remain unchanged.

Paid-Up Insurance Benefit. At any time while this Policy is in force and while the Insured is living and under the Attained Age of 100, You may, by Written Notice to Us, request conversion of this Policy to guaranteed paid-up life insurance payable on the death of the Insured. Upon such conversion, no more premiums will be accepted and the fixed, guaranteed amount of insurance will be the lesser of (a) and (b) where:

      (a) is the amount of insurance that can be purchased by using the Net Cash Surrender Value on the date of conversion, if any, as a net single premium. The calculation will be based on the mortality table and interest rates specified and guaranteed on the Policy Information Page as well as the risk class of the Insured; and

      (b)   is the life insurance benefit under this Policy before conversion.

The balance of the Net Cash Surrender Value, in excess of the net single premium, if any, will be refunded.

Automatic Rebalancing. Using Our Asset Rebalancing Plan Request Form, You may elect to automatically reallocate Your Account Value on a monthly, quarterly, semi-annual or annual basis based on the Asset Rebalancing allocation instructions currently in effect. You may instruct Us to reallocate the Account Value of any Subaccount or the Guaranteed Account so long as the total Account Value is initially at least $2,000. You may elect to automatically reallocate Your Account Value in accordance with the following:

      o If You elected Automatic Rebalancing when You applied for Your Policy, Your Account Value will be reallocated on the first Monthly Anniversary following the Allocation Date and each period thereafter in accordance with the frequency elected (e.g., monthly, quarterly, semi-annually or annually).
      o If You elect Automatic Rebalancing after the initial application, Your Account Value will be reallocated on the first Monthly Anniversary following Our receipt of Your Written Notice in accordance with the frequency elected (e.g., monthly, quarterly, semi-annually or annually) and each period thereafter.
      o You may change Your allocation instructions once each Policy Year. Your allocation instructions must be in writing and signed by the Owner at least ten days prior to the date the change is to take effect.
      o Automatic Asset Rebalancing transfers will be made based on the allocation instructions in effect. There is no charge for these transfers.

We will stop processing automatic Asset Rebalancing transfers if one of the following conditions occur:

      o We receive Your Written Notice at Our Administrative Office to cancel future transfers;
      o We receive notification of the death of the Insured; or o this Policy goes into a Grace Period or lapses.

Dollar Cost Averaging. Using Our Dollar Cost Averaging Plan Request Form, You may elect to automatically transfer a portion of Your Account Value on a monthly, quarterly, semi-annual or annual basis based on the allocation instructions currently in effect. You may transfer funds from any Subaccount or the Guaranteed Account so long as the Account Value in that Account is initially at least $2,000. You may elect to transfer a specified dollar amount or a specified percentage in accordance with the following:

      o If You elect Dollar Cost Averaging when You applied for Your Policy, the automatic transfers will begin on the first Monthly Anniversary following the Allocation Date and each period thereafter in accordance with the frequency elected (e.g., monthly, quarterly, semi-annually or annually).

      o If You elect Dollar Cost Averaging after the initial application, the automatic transfers will begin on the second Monthly Anniversary following the receipt of the Written Notice at our Administrative Office and each period thereafter in accordance with the frequency elected (e.g., monthly, quarterly, semi-annually or annually).

      o Automatic transfers will be made based on the allocation instructions in effect. There is no charge for these transfers.

      o If You elect the Specified Dollar Amount Of Transfer option, We will automatically transfer this amount in accordance with the most current Dollar Cost Averaging allocation instructions for a specified period or until the Account Value in the transferring Account is depleted.

      o If You elect the Specified Percentage option, We will automatically transfer a specified percentage of the amount in the transferring Account in accordance with the most current Dollar Cost Averaging allocation instructions over a specified period or until the Account Value in the transferring Account is depleted.

We will stop processing automatic Dollar Cost Averaging transfers if one of the following conditions occur:

      o     the balance in the transferring Account is depleted;
      o We receive Your Written Notice at Our Administrative Office to cancel future transfers;
      o     We receive notification of death of the Insured(s); or
      o     this Policy goes into a Grace Period or lapses.

                                [LOGO AILIFE](R)
            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005

POLICY INFORMATION

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 80 PINE STREET
                               NEW YORK, NY 10005
                            TELEPHONE: (212) 770-7000

                                   POLICY DATA

         Policy Number  -   1,234,567            January 1, 2001  -  Policy Date
               Insured  -   John Doe                     35/Male  -  Age/Sex
                 Owner  -   John Doe                  Non-smoker  -  Rate Class
   Initial Face Amount  -   $100,000                    Standard
Other Benefits Premium  -   See Page 3D          January 1, 2001  -  Issue Date
             Frequency  -   Annual

                         SCHEDULE OF BENEFITS & PREMIUMS

             Initial Premium - $1,021        $1,021 -  Planned [Annual] Premium
        Death Benefit Option - Option I       53.75 -  Minimum Premium
    Tax Qualification Option - Guideline    5 Years -  No Lapse Period
                               Premium
 Minimum Face Amount Allowed - [$50,000]        1st -  Monthly Processing Date

                   MORTALITY TABLE & GUARANTEED INTEREST RATES

                         Mortality Table  -  1980 Commissioners' Standard
                                             Ordinary Mortality Table, Male or
                                             Female, Nonsmoker or Smoker, Age
                                             Nearest Birthday
        Guaranteed Account Interest Rate  -  0.01075% Compounded Daily, Which Is
                                             Equivalent To An Effective Annual
                                             Rate of 4.0%
               Policy Loan Interest Rate  -  8% Per Year, Compounded Annually,
                                             Payable In Arrears
Minimum Interest Rate credited on Loaned  -  4%
        Amount in the Guaranteed Account

                             MAXIMUM EXPENSE CHARGES

      Premium Expense Charge  - 8.0% of each premium
     Monthly Expense Charge:
          Acquisition Charge  - $.017 per $1,000 of Face Amount for Policy Years
                                1 through 5
       Administration Charge  - $7.50 for all Policy Years
Mortality and Expense Charge  - .00248% daily, which is equivalent to .90%
                                annually for Policy Years 1-10; .00110% daily, which is equivalent to .40% annually thereafter.

This Policy provides life insurance coverage for the lifetime of the Insured if sufficient premiums are paid. The period for which the policy and coverage will continue in force will depend on: 1) the timing, frequency and amount of premium; 2) changes in the Face Amount and the Death Benefit Options; 3) changes in the interest rates credited to our Guaranteed Account and in the investment performance of the Subaccounts; 4) changes in the Monthly Deductions from the Policy Account Value for this Policy and any benefits provided by Riders to this Policy; and 5) Policy Loan and Partial Withdrawal activity.

THIS POLICY MAY FAIL TO MEET THE DEFINITION OF LIFE INSURANCE UNDER FEDERAL TAX LAW AFTER THE INSURED'S ATTAINED AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT A TAX ADVISOR REGARDING CONTINUING THIS POLICY PAST AGE 100.

                      RIGHT TO CHANGE POLICY COST FACTORS,
                        ADDITIONAL AMOUNTS NOT GUARANTEED

Subject to minimum guaranteed interest rates, maximum expense charges and guaranteed cost of insurance rates, we have the right to change: 1) the rate of interest credited to the amount you have in our Guaranteed Account; 2) the monthly cost of insurance rate; and 3) expense charges deducted under the Policy, which may require more premium to be paid than was illustrated or may result in policy values being less than those illustrated.

                       TABLE OF MAXIMUM SURRENDER CHARGES

------------------------------------- ----------------------------------

            POLICY YEAR                       SURRENDER CHARGE
------------------------------------- ----------------------------------

                1                                  $441.00
                2                                  $396.90
                3                                  $352.80
                4                                  $308.70
                5                                  $264.60
                6                                  $220.50
                7                                  $176.40
                8                                  $132.30
                9                                   $88.20
               10                                   $44.10
               11 and Beyond                         $0.00

------------------------------------- ----------------------------------

                            PARTIAL WITHDRAWAL LIMITS

The amount of each partial withdrawal must be at least [$250.00].

Not more than [4] partial withdrawals may be made in any Policy Year.

We reserve the right to deduct an administrative charge of up to $25.00 for each partial withdrawal. There may also be a surrender charge for any partial withdrawal as described in the Partial Withdrawal provision.

                               POLICY LOAN LIMITS

The amount of each Policy Loan must be at least [$500.00].

                                 TRANSFER LIMITS

The amount of each transfer must be at least [$250.00]. A $25.00 fee will be assessed for each transfer in excess of the 12 transfers allowed free per Policy Year.

                             MONEY MARKET SUBACCOUNT

Any Net Premium received prior to the Allocation Date will be allocated to the [Cash Management Subaccount] until the end of the Right To Examine and Cancel This Policy period.


                                       3A

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

------------------ -------------------------- ---------------- --------------
    ATTAINED             MONTHLY RATE            ATTAINED      MONTHLY RATE
       AGE                PER $1,000                AGE         PER $1,000
------------------ -------------------------- ---------------- --------------

       35                   0.14085                 68           2.38065
       36                   0.14752                 69           2.62186
       37                   0.15669                 70           2.89419
       38                   0.16669                 71           3.25305
       39                   0.17837                 72           3.55929
       40                   0.19087                 73           3.96902
       41                   0.20588                 74           4.42953
       42                   0.22088                 75           4.92413
       43                   0.23839                 76           5.45122
       44                   0.25590                 77           6.00585
       45                   0.27674                 78           6.58221
       46                   0.29926                 79           7.19473
       47                   0.32344                 80           7.86724
       48                   0.34929                 81           8.61695
       49                   0.37848                 82           9.46542
       50                   0.40933                 83          10.42336
       51                   0.44603                 84          11.47263
       52                   0.48857                 85          12.58987
       53                   0.53612                 86          13.75325
       54                   0.59118                 87          14.95279
       55                   0.65209                 88          16.16464
       56                   0.71968                 89          17.40526
       57                   0.79146                 90          18.69215
       58                   0.86909                 91          20.04733
       59                   0.95675                 92          21.51567
       60                   1.05444                 93          23.16008
       61                   1.16302                 94          25.25984
       62                   1.28665                 95          28.27411
       63                   1.42787                 96          33.10677
       64                   1.58752                 97          41.68475
       65                   1.76394                 98          58.01259
       66                   1.95381                 99          83.33333
       67                   2.15965

------------------ -------------------------- ---------------- --------------


                                       3B

         TABLE OF MINIMUM DEATH BENEFIT FACTORS (guideline premium test)

------------- ------------------------- ---------------- --------------------
  ATTAINED         MINIMUM DEATH           ATTAINED         MINIMUM DEATH
    AGE            BENEFIT FACTOR             AGE          BENEFIT FACTOR
------------- ------------------------- ---------------- --------------------

     15                 2.50                  55                1.50
     16                 2.50                  56                1.46
     17                 2.50                  57                1.42
     18                 2.50                  58                1.38
     19                 2.50                  59                1.34
     20                 2.50                  60                1.30
     21                 2.50                  61                1.28
     22                 2.50                  62                1.26
     23                 2.50                  63                1.24
     24                 2.50                  64                1.22
     25                 2.50                  65                1.20
     26                 2.50                  66                1.19
     27                 2.50                  67                1.18
     28                 2.50                  68                1.17
     29                 2.50                  69                1.16
     30                 2.50                  70                1.15
     31                 2.50                  71                1.13
     32                 2.50                  72                1.11
     33                 2.50                  73                1.09
     34                 2.50                  74                1.07
     35                 2.50                  75                1.05
     36                 2.50                  76                1.05
     37                 2.50                  77                1.05
     38                 2.50                  78                1.05
     39                 2.50                  79                1.05
     40                 2.50                  80                1.05
     41                 2.43                  81                1.05
     42                 2.36                  82                1.05
     43                 2.29                  83                1.05
     44                 2.22                  84                1.05
     45                 2.15                  85                1.05
     46                 2.09                  86                1.05
     47                 2.03                  87                1.05
     48                 1.97                  88                1.05
     49                 1.91                  89                1.05
     50                 1.85                  90                1.05
     51                 1.78                  91                1.04
     52                 1.71                  92                1.03
     53                 1.64                  93                1.02
     54                 1.57                94 - 99             1.01

------------- ------------------------- ---------------- --------------------


                                       3C

                   SCHEDULE OF COVERAGES, BENEFITS AND RIDERS

--------------------------------------------------------------------------------
  TYPE OF         AMOUNT OF   EFFECTIVE      PAYMENT     EXPIRATION    MONTHLY
  COVERAGE        INSURANCE     DATE      PAYMENT (YRS)     DATE        COST
--------------------------------------------------------------------------------
Renewable Level    100,000    12/01/2001       45           2046     See Page 3E
  Term Rider

--------------------------------------------------------------------------------

                              TABLE OF FACE AMOUNTS

--------------------------------------------------------------------------------
                              AUTOMATIC INCREASE
       POLICY YEAR              IN FACE AMOUNT              TOTAL FACE AMOUNT
--------------------------------------------------------------------------------

            1                        [$ 0]                     [$100,000]
            2                        [$ 0]                     [$100,000]
            3                        [$ 0]                     [$100,000]
            4                        [$ 0]                     [$100,000]
            5                      [$5,000]                    [$105,000]
            6                      [$5,000]                    [$110,000]
            7                      [$5,000]                    [$115,000]
            8                      [$5,000]                    [$120,000]
            9                      [$5,000]                    [$125,000]
           10                      [$5,000]                    [$130,000]
           11                      [$5,000]                    [$135,000]
           12                      [$5,000]                    [$140,000]
           13                      [$5,000]                    [$145,000]
           14                      [$5,000]                    [$150,000]
           15                      [$5,000]                    [$155,000]
           16                      [$5,000]                    [$160,000]
           17                      [$5,000]                    [$165,000]
           18                      [$5,000]                    [$170,000]
           19                      [$5,000]                    [$175,000]
           20                      [$5,000]                    [$180,000]
           21                      [$5,000]                    [$185,000]
           22                      [$5,000]                    [$190,000]
           23                      [$5,000]                    [$195,000]
           24                      [$5,000]                    [$200,000]
    25 AND THEREAFTER                [$0]                      [$200,000]

--------------------------------------------------------------------------------


                                       3D

               TABLE OF RENEWABLE LEVEL TERM INSURANCE GUARANTEED
                         MAXIMUM COST OF INSURANCE RATES

--------------------------------------------------------------------------------
   ATTAINED             MONTHLY RATE         ATTAINED         MONTHLY RATE
     AGE                 PER $1,000             AGE            PER $1,000
--------------------------------------------------------------------------------

     35                    0.14085              59              0.95675
     36                    0.14752              60              1.05444
     37                    0.15669              61              1.16302
     38                    0.16669              62              1.28665
     39                    0.17837              63              1.42787
     40                    0.19087              64              1.58752
     41                    0.20588              65              1.76394
     42                    0.22088              66              1.95381
     43                    0.23839              67              2.15965
     44                    0.25590              68              2.38065
     45                    0.27674              69              2.62186
     46                    0.29926              70              2.89419
     47                    0.32344              71              3.25305
     48                    0.34929              72              3.55929
     49                    0.37848              73              3.96902
     50                    0.40933              74              4.42953
     51                    0.44603              75              4.92413
     52                    0.48857              76              5.45122
     53                    0.53612              77              6.00585
     54                    0.59118              78              6.58221
     55                    0.65209              79              7.19473
     56                    0.71968              80              7.86724
     57                    0.79146
     58                    0.86909

--------------------------------------------------------------------------------


                                       3E